Kiromic BioPharma Provides Business Update and

Reports Third Quarter 2021 Financial Results

Quarter Updates Include Company’s Progress in the Following Areas:

Expansion of DIAMOND® AI Platform to More than 1.5 Billion Data Points

Completion of InSilico Solutions, LLC Acquisition

Closing of Public Offering

Addition of Key Personnel Across Bioinformatics, Clinical Translational, Manufacturing, and Operations

HOUSTON, March 11, 2022 – Kiromic BioPharma, Inc. (NASDAQ: KRBP) (“Kiromic” or the “Company”), a clinical-stage fully integrated biotherapeutics company using its proprietary DIAMOND® artificial intelligence (AI) and big data mining platform to discover and develop cell and gene therapies with a therapeutic focus on immuno-oncology and other diseases, today reported business updates and financial results for its third quarter ending September 30, 2021.

“We believe that we made meaningful progress during the third quarter of 2021 with our corporate developments and with our chemical manufacturing and control manufacturing processes. We believe these developments will allow us to effectively address the FDA clinical hold comments, and will ensure that we are well positioned to advance our oncology cell therapy trial candidates. We were also able to recently complete an internal review associated with certain complaints that the Company received through its complaint hotline. The internal review was conducted by a Special Committee of our Board of Directors.  The Company was precluded from filing its Form 10-Q in November 2021 pending completion of the internal review,” stated Pietro Bersani, interim Chief Executive Officer of Kiromic BioPharma.

Mr. Bersani continued: “As a result of the internal review, we also appointed two new board members, Frank Tirelli and Karen Reeves, and appointed Michael Nagel as the chairperson of our board of directors. We also established a disclosure committee, which is charged with preparing and overseeing all corporate disclosures made by the Company in response to the ineffectiveness of our disclosure controls and procedures  outlined in the Form 8-K filed on February 2, 2022. Accordingly, we anticipate providing more updates and increasing the frequency of our shareholder communications as we report on our progress and upcoming milestones.”

Recent Business Highlights:

●	Surpassed 1.5 billion Data Points Powering Kiromic’s DIAMOND®AI Platform for Drug Discovery and Development: The Company added approximately 300 million data points in 2021, representing a 25% increase from 2020. Kiromic’s growing machine learning platform is designed to identify new therapeutic opportunities, prioritizing T and B cell targets, and accelerate development. The increase was primarily driven by Clinical Proteomic Tumor Analysis Consortium (“CPTAC”) and Blood Donor Artificial Intelligence analysis. CPTAC is a data portal serving as a centralized repository for the public dissemination of proteomic sequence datasets collected by CPTAC along with corresponding genomic sequence datasets. The National Cancer Institute’s CPTAC is a national effort to accelerate the understanding of the molecular basis of cancer through the application of large-scale proteome and genome analysis, or proteogenomics.

●	Completion of InSilico Solutions, LLC Acquisition: On July 26, 2021, we announced the completion of the Insilico Solutions, LLC acquisition. InSilico Solutions is a world-class bioinformatics and artificial intelligence (AI) innovator with long-standing collaborative relationships with its clients at University of Texas MD Anderson Cancer Center, Johns Hopkins School of Medicine, and the National Cancer Institute. With this acquisition, Kiromic expanded its team with experts in bioinformatics and AI to accelerate its AI-driven efforts identifying the optimal biomarkers for advanced immuno-oncology therapies like CAR-T cell therapy.

●	Closing of Public Offering: On July 2, 2021, we received net proceeds of $37,118,100 from a public offering, after deducting underwriting discounts and commissions of $2,494,900 and other offering expenses of $387,000 incurred. The Company issued and sold 8,000,000 shares of common stock in the public offering at a price of $5.00 per share. In connection with the public offering, 400,000 representative warrants were issued with a price of $6.25 per share

●	Key Hires in Bioinformatics, Manufacturing, Clinical Translational Medicine and Operations: The Company added 24 new hires to positions across Bioinformatics, Manufacturing, Clinical Translational Medicine, and Operations. This represents a total of 37 employees, which is an increase from 13 as of December 31, 2020.

Q3 2021 Financial Highlights

Cash Position: Cash and cash equivalents were $36,161,800 as of September 30, 2021, compared to $10,150,500 as of December 31, 2020. The difference is attributable to cash outflows of $11,165,300, and $713,500 for operating activities, and investing activities, respectively. There were cash inflows of $36,881,100 from financing activities.

R&D Expenses: Our research and development expenses increased by $2,261,000, or 184.47%, to $3,486,700 for the three months ended September 30, 2021, from $1,225,700 for the three months ended September 30, 2020. Our research and development expenses increased by $4,504,300, or 127.74%, to $8,030,400 for the nine months ended September 30, 2021, from $3,526,100 for the nine months ended September 30, 2020. The increase was attributable to increased headcount, manufacturing, and experimentation costs for our ALEXIS-ISO-1 clinical trial development.

G&A Expenses:  Our general and administrative expenses increased by $1,465,600, or 123.16%, to $2,655,600 for the three months ended September 30, 2021, from $1,190,000 for the three months ended September 30, 2020.  Our general and administrative expenses decreased by $5,068,500, or 41.86%, to $7,040,700 for the nine months ended September 30, 2021 from $12,109,200 for the nine months ended September 30, 2020. This decrease was primarily due to reduced stock compensation expenses.

Net Loss:  Our net loss decreased to $14,953,600 during the nine months ended September 30, 2021 compared to $15,635,300 during the nine months ended September 30, 2020.

About Kiromic BioPharma

Kiromic BioPharma, Inc. is a clinical-stage, fully integrated biotherapeutics company using its proprietary DIAMOND® artificial intelligence (AI) platform to discover and develop cell and gene therapies with a therapeutic focus on immuno-oncology and other diseases. Kiromic is in the process of developing a multi-indication allogeneic CAR-T cell therapy that exploits the natural potency of Gamma Delta T-cells to target solid cancers.

From its heritage as a cancer vaccine development company, Kiromic is focused on discovering, developing, and commercializing novel immuno-oncology applications through its robust product pipeline. The pipeline development is leveraged through the Company’s proprietary target discovery engine called "DIAMOND." Kiromic's DIAMOND is where big data science meets target identification to dramatically compress the man-years and billions of drug development dollars required to develop a live drug. The Company maintains offices in Houston, Texas. To learn more, visit www.kiromic.com and connect with us on Twitter and LinkedIn.

Contact:

Linda Phelan Dyson, MPH
Global Head, Corporate Communications

ldyson@kiromic.com
973-986-5973

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

·	our goals and strategies;
·	our future business development, financial condition and results of operations;
·	expected changes in our revenue, costs or expenditures;
·	our expected timing of human clinical trials and other related milestones
·	growth of and competition trends in our industry;
·	our expectations regarding demand for, and market acceptance of, our products;
·	our expectations regarding our relationships with investors, institutional funding partners and other parties we collaborate with;
·	fluctuations in general economic and business conditions in the markets in which we operate; including those fluctuations caused by COVID-19; and
·	relevant government policies and regulations relating to our industry; and
·	the outcome of any pending or threatened litigation.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” included in our Registration Statement on Form S-1 (Registration No. 333-257427) , originally filed with the Securities and Exchange Commission (SEC) on June 25, 2021, as amended, and in our Form 10-Q for the fiscal quarter ended September 30, 2021 filed with the SEC on March 10, 2022 and elsewhere in this press release. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this report relate only to events or information as of the date on which the statements are made in this report. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

KIROMIC BIOPHARMA, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$35,161,800	$10,150,500
Accounts receivable	5,800	—
Prepaid expenses and other current assets	750,500	588,800
Total current assets	35,918,100	10,739,300
Property and equipment, net	2,578,800	2,066,000
Other assets	31,200	24,400
Intangible assets, net	41,800	—
Goodwill	386,000	—
Total Assets	$38,955,900	$12,829,700

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$927,700	$665,200
Accrued expenses and other current liabilities	517,100	334,200
Interest payable	—	200
Loan payable	—	105,600
Note payable	—	362,400
Total current liabilities	1,444,800	1,467,600

Total Liabilities	1,444,800	1,467,600

Commitments and contingencies (Note 8)
Stockholders’ Equity:
Common stock, $0.001 par value: 300,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 15,477,518 shares and 7,332,999 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	9,300	1,200
Additional paid-in capital	94,083,200	52,988,700
Accumulated deficit	(56,581,400)	(41,627,800)
Total Stockholders’ Equity	37,511,100	11,362,100

Total Liabilities and Stockholders’ Equity	$38,955,900	$12,829,700

KIROMIC BIOPHARMA, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$3,486,700	$1,225,700	$8,030,400	$3,526,100
General and administrative	2,655,600	1,190,000	7,040,700	12,109,200
Total operating expenses	6,142,300	2,415,700	15,071,100	15,635,300
Loss from operations	(6,142,300)	(2,415,700)	(15,071,100)	(15,635,300)
Other income (expense)
Gain on loan extinguishment	—	—	105,800	—
Other income	18,000		18,000
Interest expense	(500)	—	(6,300)	—
Total other income (expense)	17,500	—	117,500	—
Net loss	$(6,124,800)	$(2,415,700)	$(14,953,600)	$(15,635,300)
Net loss per share, basic and diluted	$(0.40)	$(0.48)	$(1.50)	$(4.39)
Weighted average common shares outstanding, basic and diluted	15,366,075	4,989,269	10,048,170	3,719,132

KIROMIC BIOPHARMA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(14,953,600)	$(15,635,300)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	331,200	118,900
Amortization	2,200
Stock compensation expense	3,319,100	11,580,000
Gain on loan extinguishment	(105,800)	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	20,200	—
Prepaid expenses and other current assets	(168,500)	(149,800)
Accounts payable	216,000	398,300
Accrued expenses and other current liabilities	182,900	130,700
Net cash used for operating activities	(11,156,300)	(3,557,200)
Cash flows from investing activities:
Purchases of property and equipment, net of effects from acquisitions	(797,500)	(1,013,100)
Cash received from acquisition	84,000	—
Net cash used for investing activities	(713,500)	(1,013,100)
Cash flows from financing activities:
Proceeds from issuance of common stock	40,000,000	—
Issuance cost	(2,881,900)	—
Exercise of stock options	125,400	—
Proceeds from warrant exercise	—	4,900
Proceeds from loan payable	—	115,600
Loan repayments	(362,400)	(10,000)
Proceeds from Series B Preferred Stock issuance	—	3,000,000
Net cash provided by financing activities	36,881,100	3,110,500
Net change in cash and cash equivalents	25,011,300	(1,459,800)
Cash and cash equivalents:
Beginning of year	10,150,500	1,929,100
End of period	$35,161,800	$469,300

Supplemental disclosures of non-cash investing and financing activities:
Accruals for property and equipment	$46,500	$130,200
Cash paid for interest on note payable	$6,300	$—
Common stock issuance for acquisition	$400,000	$—
Restricted stock units granted for acquisition	$140,000	$—
Acquisitions net of cash acquired	$456,000	$—
Accruals for deferred public offering costs	$—	$813,000
Warrants underlying Series B Preferred Stock issuance	$—	$2,668,300